Exhibit 3.2

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

CTI BIOPHARMA CORP.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF THE

SERIES N-1 PREFERRED STOCK

October 29, 2015

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of CTI BioPharma Corp., a Washington corporation (the “Corporation”), does hereby submit for filing this Articles of Amendment:

FIRST:  The name of the Corporation is CTI BioPharma Corp.

SECOND:  This Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), was adopted by the Board of Directors of the Corporation (the “Board”) on October 19, 2015.  Shareholder action was not required on this amendment pursuant to Article II.2 of the Restated Articles.

THIRD: A new subseries of preferred stock, designated Series N-1 Preferred Stock, is added to the Restated Articles with the following designations, rights and preferences: (i) the designation of such Series N-1 Preferred Stock as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Series N-1 Preferred Stock as indicated opposite “NUMBER OF SHARES” below, (iii) the Stated Value (as defined in the Series N Certificate of Designations) for such Series N-1 Preferred Stock as indicated opposite “STATED VALUE” below, (iv) the Original Issue Date (as defined in the Series N Certificate of Designations) for such Series N-1 Preferred Stock as indicated opposite “Original Issue Date” below, (v) the Conversion Price (as defined in the Series N Certificate of Designations) for such Series N-1 Preferred Stock as indicated opposite “Conversion Price” below, and (vi) the Beneficial Ownership Limitation Percentage (as defined in the Series N Certificate of Designations) for such Series N-1 Preferred Stock as indicated opposite “BENEFICIAL OWNERSHIP LIMITATION PERCENTAGE” below:

DESIGNATION:	Series N-1 Preferred Stock
NUMBER OF SHARES:	50,000
STATED VALUE	$1,000 per share

ORIGINAL ISSUE DATE

The date of the first issuance of any shares of Series N-1 Preferred Stock regardless of the number of transfers of any particular shares of Series N-1 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series N-1 Preferred Stock

CONVERSION PRICE	$1.25
BENEFICIAL OWNERSHIP LIMITATION PERCENTAGE	14.99%

FOURTH: Except to the extent expressly provided otherwise herein, such Series N-1 Preferred Stock shall have such powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof ascribed to the Series N Preferred Stock as set forth in the Articles of Amendment and Certificate of Designations to the Restated Articles filed on October 29, 2015.

(Signature Page Follows)

IN WITNESS WHEREOF, CTI BioPharma Corp. has caused this Certificate to be executed by its Executive Vice President, Finance and Administration as of the date first set forth above.

CTI BioPharma Corp.
By:	/s/ Louis A. Bianco
Name:	Louis A. Bianco
Title:	Executive Vice President, Finance and Administration